Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE STOCK

Company: Miragen Therapeutics, Inc., a Delaware corporation
Number of Shares: As set forth in Paragraph A below
Type/Series of Stock: As set forth in Paragraph A below
Warrant Price: As set forth in Paragraph A below
Issue Date: April 30, 2015
Expiration Date: April 30, 2025    See also Section 5.1(b).
Credit Facility: This Warrant to Purchase Stock (“Warrant”) is issued in connection with that certain Loan and Security Agreement of even date herewith between Silicon Valley Bank and the Company (as amended and/or modified and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase up to such number of fully paid and non-assessable shares of the Class (as defined below) of the above-named company (the “Company”) as determined pursuant to Paragraph A below, at the Warrant Price (as defined below), subject to the provisions and upon the terms and conditions set forth in this Warrant. Reference is made to Section 5.4 of this Warrant whereby Silicon Valley Bank shall transfer this Warrant to its parent company, SVB Financial Group.

A.    Number and Type/Series of Shares; Warrant Price.

(1)    Certain Definitions.    As used herein, the following definitions have the respective meanings set forth below:

“Additional Shares” has the meaning given in Paragraph A(4)(b) below.

“Equity Financing” means the sale or issuance by the Company after the Issue Date of this Warrant set forth above, in a single transaction or series of related transactions, of shares of its convertible preferred stock or other senior equity securities to one or more investors for cash for financing purposes.

“Equity Financing Securities” means, with respect to any Equity Financing, the type, class and series of convertible preferred stock or other senior equity security sold or issued by the Company in such Equity Financing.

“Equity Financing Price” means, with respect to any Equity Financing, the lowest price per share for which Equity Financing Securities are sold or issued by the Company in such Equity Financing.

“Initial Shares” has the meaning given in Paragraph A(4)(a) below.

“Series B Price” means $6.00, as adjusted from time to time upon the occurrence of events described in Section 2 hereof that occur on or after the Issue Date hereof.

“Series B Stock” shall mean the Company’s Series B Preferred Stock, $0.001 par value per share, and any securities of the Company into or for which the outstanding shares of Series B Preferred Stock may be converted, reclassified, reorganized or exchanged.

(2)    Type/Series of Stock.

(a)    Initial Shares Class. The type, class and series of the Company’s capital stock for which this Warrant shall be exercisable in respect of the Initial Shares (the “Initial Shares Class”) shall be Series B Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(b)    Additional Shares Class. The type, class and series of the Company’s capital stock for which this Warrant shall be exercisable in respect of the Additional Shares, if any (the “Additional Shares Class”) shall be Series B Stock, subject to adjustment from time to time in accordance with the provisions of this Warrant; provided, that if, on or prior to the date (if any) on which this Warrant becomes exercisable for the Additional Shares, there shall have occurred one or more Equity Financings, then “Additional Shares Class” shall mean the Equity Financing Securities sold and issued by the Company in the then-most recent such Equity Financing, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(c)    Class.    As used in this Warrant, “Class” shall mean and refer to the Initial Shares Class in respect of the Initial Shares, and the Additional Shares Class in respect of the Additional Shares (if any).

(3)    Warrant Price.

(a)    Initial Shares Warrant Price. The purchase price per Initial Share hereunder (the “Initial Shares Warrant Price”) shall be the Series B Price, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(b)    Additional Shares Warrant Price. The purchase price per Additional Share (if any) hereunder (the “Additional Shares Warrant Price”) shall be the Series B Price, subject to adjustment from time to time in accordance with the provisions of this Warrant; provided, that if, on or prior to the date (if any) on any Funded Tranche B Loan (as defined below) is made, there shall have occurred one or more Equity Financings, then the “Additional Shares Warrant Price” with respect to the Additional Shares for which this Warrant becomes exercisable with respect to such Funded Tranche B Loan shall mean the Equity Financing Price of the then-most recent such Equity Financing, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(c)    Warrant Price. As used in this Warrant, “Warrant Price” shall mean the Initial Shares Warrant Price in respect of the Initial Shares, and the Additional Shares Warrant Price in respect of the Additional Shares (if any).

(4)    Number of Shares. This Warrant shall be exercisable for the Initial Shares, plus the Additional Shares, if any (collectively, and as may be adjusted from time to time in accordance with the provisions hereof, the “Shares”).

(a)    Initial Shares.    As used herein, “Initial Shares” means 16,667 shares of the Initial Shares Class, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(b)    Additional Shares.    Upon the funding by Holder, if any, of each Term Loan in Tranche B (as such terms are defined in the Loan Agreement) to the Company in any amount (each, a “Funded Tranche B Loan”) this Warrant automatically shall become exercisable for such number of additional shares of the Additional Shares Class as shall equal (i) two percent (2%) of the principal amount of such Funded Tranche B Loan, divided by (ii) the Additional Shares Warrant Price applicable to such Funded Tranche B Loan, subject to adjustment from time to time thereafter in accordance with the provisions of this Warrant. All shares (if any) for which this Warrant becomes exercisable in accordance with the provisions of this Paragraph A(4)(b) are referred to herein collectively as the “Additional Shares”).

SECTION 1. EXERCISE.

1.1    Method of Exercise. Holder may at any time and from time to time through the Expiration Date exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A

where:
X =    the number of Shares to be issued to the Holder;

Y =	the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =    the Warrant Price.

1.3    Fair Market Value. If the Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers the original of this Warrant together with its Notice of Exercise to the Company. If the Company’s common stock is then traded in a Trading Market and the Class is a series of the Company’s convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company’s common stock reported for the Business Day immediately before the date on which Holder delivers the original of this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company’s common stock into which a Share is then convertible. If the Company’s common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of the original of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6    Treatment of Warrant Upon Acquisition of Company.

(a)Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power; provided, that “Acquisition” shall not include the sale and issuance by the Company of shares of its capital stock to one or more investors for cash and/or conversion of indebtedness in a transaction or series of related transactions the principal purpose of which is the bona fide equity financing of the Company.

(b)    Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one Share as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be cashless exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition. In connection with such cashless exercise pursuant to Section 1.2 above, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as of the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon cashless exercise. In the event of a Cash/Public Acquisition where the fair market value of one Share as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition.

(c)     Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(d)     As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition.
1.7    Holder Put Right.    Notwithstanding the provisions of Section 1.6 above or any other provision of this Warrant to the contrary, in connection with (i) an Acquisition or IPO (as hereinafter defined), (ii) the liquidation, dissolution or winding up of the Company, or (iii) the expiration of this Warrant, in each case occurring prior to the exercise of this Warrant by Holder in whole or in part, Holder shall have the one-time right (but not the obligation), exercisable in its sole discretion upon written notice to the Company (the “Put Notice”) given not less than:

(w) in the case of an Acquisition, ten (10) days following the Company’s written notice to Holder specifying the final agreed determination of the total consideration to be paid in respect of one share of the Class in connection therewith,

(x) in the case of the IPO, ten (10) days following the consummation thereof,

(y) in the case of a liquidation, dissolution or winding-up of the Company, ten (10) days following the Company’s written notice to Holder of its final determination of the aggregate amounts (if any) to be distributed in respect of each share of the Class, or

(z) in the case of expiration, thirty (30) days prior to the Expiration Date,

to require the Company to repurchase from Holder all (but not less than all) of this Warrant (and the Company hereby agrees to repurchase this Warrant from Holder upon Holder’s exercise of such right) for a total aggregate purchase price equal to the sum of (A) One Hundred Thousand Dollars ($100,000.00) and (B) two percent (2%) of the aggregate principal amount of the Term Loan(s) in Tranche B, if any, actually funded by Holder to the Company on or before the date of the Put Notice and regardless of whether any such Term Loan in Tranche B is then still outstanding (such sum, which in no event shall exceed $200,000, the “Repurchase Price”), such Repurchase Price to be paid by the Company to Holder in cash in a single installment of immediately available funds at the Put Closing (as defined below), against surrender by Holder to the Company thereat of the original of this Warrant, duly endorsed for transfer on the books of the Company or accompanied by duly executed stock powers and/or other instruments of assignment or transfer. As used in this Section 1.7, “Put Closing” means such date as shall be set forth in Holder’s Put Notice on which the closing of the Company’s repurchase of this Warrant shall occur, which date shall be

(A) in the event of a repurchase in connection with an Acquisition, the later of (i) the closing thereof, and (ii) ten (10) days following the date of Holder’s Put Notice (or, if the same shall not be a Business Day (as hereinafter defined), then on the first Business Day following such tenth day),

(B) in the event of a repurchase in connection with the IPO, ten (10) days following the date of Holder’s Put Notice (or, if the same shall not be a Business Day, then on the first Business Day following such tenth day),

(C) in the event of a repurchase in connection with the liquidation, dissolution or winding-up of the Company, the date of the first distribution made to holders of shares of the Class in connection therewith, or, if no such distribution is anticipated to be made, ten (10) days following the date of Holder’s Put Notice (or, if the same shall not be a Business Day, then on the first Business Day following such tenth day), or

(D) in the event of a repurchase in connection with the expiration of this Warrant, the Expiration Date (or, if the same shall not be a Business Day, then on the first Business Day following such Expiration Date);

Notwithstanding anything in this Warrant to the contrary, (y) upon the delivery of the Put Notice, but subject to the consummation both of the event giving rise to Holder’s delivery thereof and of the Put

Closing, this Warrant shall cease to be exercisable and (z) upon the consummation of both the event giving rise to Holder’s delivery of the Put Notice and the Put Closing, this Warrant shall terminate and be of no further force or effect.

1.8    Certain Agreements.    Upon any exercise of this Warrant and solely with respect to the Shares issued thereupon (and the shares of Common Stock, if any, issued upon conversion of such Shares), Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Company’s Second Amended and Restated Voting Agreement, dated as of April 10, 2012, by and among the Company and certain of its stockholders, as such agreement may be amended from time to time (the “Voting Agreement”), and to be deemed an “Investor” under the Voting Agreement for purposes thereof, only if (i) all holders of outstanding shares of the Class are then parties thereto, and (ii) such agreement is then by its terms in force and effect. Provided that the conditions described in the foregoing clauses (i) and (ii) are met as to the Voting Agreement at the time of any exercise of this Warrant, Holder shall, effective upon such exercise, automatically become bound by, and the Shares issued upon such exercise (and the shares of Common Stock, if any, issuable upon conversion of such Shares), automatically become subject to, such Voting Agreement.

SECTION 2. ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.

2.1    Stock Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in common stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2    Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

2.3    Conversion of Preferred Stock. If the Class is a class and series of the Company’s convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.
2.4    Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.5    No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Share, less (ii) the then-effective Warrant Price.

2.6    Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.

SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1    Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)    The Series B Price first set forth above is not greater than the price per share at which shares of Series B Stock were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.

(b)    All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the Company’s Bylaws, under the Voting Agreement (to the extent Holder is then subject thereto pursuant to Section 1.8 above), under the Investor Rights Agreement (as defined below) to the extent Holder is then a party thereto, or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.

(c)    The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2    Notice of Certain Events. If the Company proposes at any time to:
(a) declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company's stock (other than pursuant to contractual pre-emptive rights);
(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class;
(d) effect an Acquisition or to liquidate, dissolve or wind up; or
(e) effect an IPO;
then, in connection with each such event, the Company shall give Holder:
(1) in the case of the matters referred to in (a) and (b) above, at least seven (7) Business Days prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any;
(2) in the case of the matters referred to in (c) and (d) above, at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice); and
(3) with respect to the IPO, at least seven (7) Business Days prior written notice of the date on which the Company proposes to file its registration statement in connection therewith.
The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.
SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1    Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3    Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5    The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6    Market Stand-off Agreement. The Holder agrees that the Shares shall be subject to the Market Standoff provisions in Sections 2.11 and 2.12 of the Company’s Second Amended and Restated Investor Rights Agreement, dated as of April 10, 2012, by and among the Company and certain of its stockholders, as amended and in effect from time to time (the “Investor Rights Agreement”).

4.7    No Shareholder Rights. Without limitation of any provision of this Warrant, Holder agrees that as a Holder of this Warrant it will not have any rights as a shareholder of the Company (including, but not limited to, voting rights) in respect of the Shares issuable hereunder unless and until the exercise of this Warrant.
SECTION 5. MISCELLANEOUS.

5.1    Term; Automatic Cashless Exercise Upon Expiration.

(a)     Term. Subject to the provisions of Sections 1.6 and 1.7 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Pacific time, on the Expiration Date and shall be void thereafter.

(b)    Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant, to the extent unexercised, shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.

5.2    Legends.    Each certificate evidencing Shares (and each certificate evidencing securities issued upon conversion of any Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED APRIL __, 2015, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4 Transfer Procedure. After receipt by Silicon Valley Bank of the executed Warrant, Silicon Valley Bank will transfer all of this Warrant to its parent company, SVB Financial Group. By its acceptance of this Warrant, SVB Financial Group hereby makes to the Company each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant (or the securities issued upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant and/or Shares (and/or securities issued upon conversion of the Shares, if any) being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee other than SVB Financial Group shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group
Attn: Treasury Department
3003 Tasman Drive, HC 215
Santa Clara, CA 95054
Telephone: (408) 654-7400
Facsimile: (408) 988-8317
Email address: derivatives@svb.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:
    Miragen Therapeutics, Inc.
Attn: Chief Financial Officer
    6200 Lookout Road #100
Boulder, CO 80301
Telephone: (720) 407-4600
Facsimile: (303) 531-5094
Email: jleverone@miragenrx.com

5.6    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
5.11    Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which Silicon Valley Bank is closed.
5.12    Confidentiality. Holder agrees that all Company information and notices provided to Holder hereunder shall be treated and held by it in confidence in accordance with the provisions of Section 12.8 of the Loan Agreement.

[Remainder of page left blank intentionally]
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY” MIRAGEN THERAPEUTICS, INC.
By:	/s/ Jason Leverone
Name:	Jason Leverone
(Print)
Title:	CFO

“HOLDER” SILICON VALLEY BANK
By:	/s/Benjaman Johnson
Name:	Benjaman Johnson
(Print)
Title:	Managing Director

APPENDIX 1

NOTICE OF EXERCISE

1.    The undersigned Holder hereby exercises its right to purchase ___________ shares of the Common/Series ______ Preferred [circle one] Stock of __________________ (the “Company”) in accordance with the attached Warrant To Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:

[ ]	check in the amount of $________ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe] __________________________________________
2.    Please issue a certificate or certificates representing the Shares in the name specified below:
___________________________________________
Holder’s Name

___________________________________________

___________________________________________
(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

_________________________

By:_________________________

Name:________________________

Title:_________________________

(Date):_______________________

Appendix 1

SCHEDULE 1

Company Capitalization Table

See attached

1821443.4

Schedule 1